Exhibit 4.4

BANK OF IRELAND
RESTRICTED STOCK PLAN — 2006
Established by the Bank in General Court
On       •       2006

1.	DEFINITIONS AND INTERPRETATION
In this Plan, the words and expressions set out below shall have the meaning specified unless otherwise specifically provided and references to “Acts” refer to Acts of the Oireachtas and any references to a provision of an Act of the Oireachtas shall include any amendment, modification, re-enactment or extension of its for the time being in force.

“Accounting Period” means any period in respect of which the Bank prepares an annual report and financial statements;

“Announcement Date” means the date on which the Bank makes an announcement of its final results for the preceding Accounting Period;

“Award” means an award of Units of Stock granted pursuant to sub-rule (1) of Rule 3;

“the Bank” means The Governor and Company of the Bank of Ireland;

“Basic Remuneration” means the basic salary or wages paid by a Group Company to an employee in the relevant Plan Year excluding bonus, commissions or other fluctuating emoluments;

“Code of Conduct for Group Employees” means guidelines that specify the periods during which senior management of a Group Company may deal in Bank Stock;

“Control” means control within the definition given by Section 432 of the Taxes Consolidation Act 1997;

“the Court” means the Court of Directors of the Bank or a duly authorised committee thereof;

“the Grant Date” means the date on which an Award was granted;

“Group Company” means the Bank or any other company of which the Bank has Control;

“the Group Remuneration Committee” means the group remuneration committee of the Court save that upon the occurrence of any of the corporate events described in Rule 6, then the term means the Group Remuneration Committee of the Court as constituted immediately before such event occurs;

“Initial Market Value” means for any Plan Year the value of a Unit of Stock as determined under the SSI for purposes of the Scheme Year (as defined in the SSI) that corresponds to such Plan Year;

“Internal Reorganisation” means an event contemplated by sub-rule (1) of Rule 6 the result of which is that the Bank will be under the Control of another company or the business of the Bank is carried on by another company and the persons who owned the shares in the Bank immediately before the change of Control will immediately afterwards own more than 75% of the shares in that other company;

“Participant” means a person who holds an Award granted under the Plan;

“the Plan” means the Bank of Ireland Restricted Stock Plan — 2006 as herein set out but subject to any alterations or additions made under Rule 8;

“Plan Year” means each year during the operation of the Plan being the twelve months to the end of the relevant Accounting Period;

“the SSI” means the Bank of Ireland Staff Stock Issue — 2006 Scheme;

“Trust” means the Trust established by the Bank for the purpose of satisfying Awards granted under the Plan, “Trustee” means the trustee of the Trust and “Trust Agreement” means the agreement between the Bank and the Trustee establishing the Trust.

“Unit of Stock” means a unit of Ordinary Stock in the capital of the Bank and “Units of Stock” and “Stock” and “Ordinary Stock” shall be construed accordingly.

(2)	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3)	Where the context so permits, the singular shall include the plural and vice versa.

(4)	Headings and words in italics are for guidance only and do not form part of the Plan.
2.	ELIGIBILITY

(1)	A person is eligible to be granted an Award for a Plan Year if (and only if) he or she:
(a)	Is employed on both the immediately preceding Announcement Date and the Grant Date as an executive director, an officer or an employee of a Group Company who is required to devote the whole or substantially the whole of his or her working time to his or her office or employment with a Group Company, and

(b)	Has been in the continuous employment of a Group Company for a period of not less than twelve months ending on the last day of the relevant Plan Year.
3.	GRANT OF AWARDS

(1)	Subject to sub-rule (3) of this Rule 3 and Rule 4, the Group Remuneration Committee may at its absolute discretion grant to any person who is eligible in accordance with Rule 2 an Award for a Plan Year consisting of a number of Units of Stock having a “Value” (being the product of the number of Units of Stock and the Initial Market Value) equal to the same percentage of such person’s Basic Remuneration for such Plan Year that applies for purposes of the award of free Units of Stock under the SSI to participants in the SSI for the Scheme Year (as defined in the SSI) corresponding to such Plan Year; provided, however, that such percentage of Basic Remuneration shall in no event exceed 7.5%. Such Award shall be subject to the terms set out in the Plan and to any other objective conditions as the Group Remuneration Committee may specify on the Grant Date.

(2)	The Group Remuneration Committee may adopt such procedures as it thinks fit for granting Awards, whether by issuing invitations or without issuing invitations.

(3)	An Award may only be granted:
(a)	within the period of 6 weeks beginning with:
(i)	the date on which the Plan is adopted by the Bank at the Annual General Court; or

(ii)	the dealing day next following any Announcement Date; or

(iii)	the removal of any restriction imposed under statute, order or regulation (including any regulation, order or requirement imposed by any regulatory authority) which had previously prevented the grant of an Award under sub-paragraph (ii) above; or
(b)	at any other time when the circumstances are considered by the Group Remuneration Committee to be sufficiently exceptional to justify its grant; and

(c)	within the period of 10 years beginning with the date on which the Plan is adopted by the Bank.
(4)	An Award (and Units of Stock covered by an Award) shall not, except on the death of a Participant, be capable of being sold, assigned, charged, pledged or otherwise transferred by him or her and any purported sale, assignment, charge, pledge or other transfer shall cause the Award to lapse forthwith; and an Award shall lapse forthwith if the Participant is adjudged bankrupt.

(5)	There shall be no monetary consideration for the grant of an Award.

(6)	The Bank shall issue to each Participant an Award Certificate which shall be in such form as the Group Remuneration Committee shall from time to time determine. The Award Certificate shall include details of:
(a)	the Grant Date in relation to the Award; and

(b)	the number of Units of Stock subject to the Award.
(7)	As soon as is practicable following the Grant Date, the Bank shall contribute to the Trust an amount sufficient to acquire the aggregate number of Units of Stock awarded to Eligible Employees on the Grant Date. The Trustees may purchase on the open market and/or subscribe for the appropriate number of Units of Stock in accordance with the provisions of the Trust Agreement. The Trustee shall establish a separate account in the name of each Participant to hold the Units of Stock covered by an Award to such Participant, and a separate account to which any forfeitures occurring under the Plan shall be credited pending reallocation to Participants. The accounts shall also hold any cash dividend or other distribution paid on Units of Stock held therein until such distributions are payable pursuant to the Plan and the Trust Agreement. Units of Stock covered by an Award shall be released to the Participant by the Trust in accordance with the provisions of Rules 5 and 6 hereof and the Trust Agreement.

(8)	In accordance with the applicable provisions of the Trust Agreement, a Participant will be entitled to:
(a)	receive the amount of any cash dividend or other distribution paid on Units of Stock awarded to the Participant and not yet released to the Participant; and

(b)	provide directions to the Trustee regarding the exercise of any voting rights attaching to Units of Stock awarded to the Participant.
4.	LIMITS

(1)	The Bank shall determine in its absolute discretion the amount of funds to be made available to the Plan in respect of any Plan Year provided that in any calendar year not more than 5% of the consolidated profits (before tax and extraordinary items) for the last Accounting Period immediately preceding the relevant Grant Date shall be made available for the purchase on the open market and/or subscription for Stock under this Plan and any similar profit sharing plan established by the Bank and any of its subsidiaries. For this purpose profits shall be taken into account on the basis of profits which are attributable to Group Companies whose employees participate in the Plan or in any similar profit sharing plan established by the Bank and its subsidiaries which will be operated in the relevant year.

(2)	No Awards shall be granted which would, at the time they are granted, cause the number of Units of Stock in the Bank which shall have been or may be issued in the period of ten years ending with the date the Awards are granted, under the Plan or under any other employees’ stock scheme adopted by the Bank, to exceed such number as represents 10% of the Units of Stock of the Bank in issue at that time.

(3)	Not more than 1% of the Units of Stock of the Bank in issue at the commencement of any calendar year may be subscribed for or purchased in that year under this Plan or any other profit sharing scheme established by the Bank or any of its subsidiaries.

(4)	In determining the above limits:
(a)	No account shall be taken of Stock which is not new issue Stock;

(b)	No account shall be taken of any Units of Stock where the right to acquire them under any share option scheme operated by the Bank or any of its subsidiaries has lapsed, been renounced or otherwise become incapable of being exercised;

(c)	Any Stock issued on the exercise or vesting of rights shall be taken into account once only (when the rights are granted) and shall not fall out of account when the rights are exercised.
(5)	Subject to sub-rule 4(3) above, and to the extent permitted by the recognised institutional investor guidelines, any Stock issued or issuable under a broadly based employee stock plan including the Bank’s Employee Stock Issue Scheme — 1997, Staff Stock Issue — 2006 Scheme, the SIP, the Bank’s Sharesave Scheme and this Plan shall be disregarded for the purposes of calculating the amount of Stock which may be allocated for the subscription or purchase under the Plan.
5.	RELEASE OF SHARES TO PARTICIPANTS; TERMINATION OF AWARDS

(1)	Subject to sub-rules (2), (3), (5) and (6) of this Rule 5 and Rule 6, the Units of Stock covered by an Award shall be released to a Participant or his or her nominee on or as soon as reasonably practicable after the third anniversary of the Grant Date.

(2)	Subject to sub-rule (3) of this Rule 5, if any Participant ceases to be an executive director, an officer or an employee of a Group Company for any reason, including (without limitation) resignation, early retirement or dismissal, any Award held by him or her shall lapse upon the date of such cessation.

(3)	If any Participant ceases to be an executive director, an officer or an employee of a Group Company by reason of:
(a)	death;

(b)	permanent or long-term disability (each proved to the satisfaction of the Group Remuneration Committee); or

(c)	retirement on or after reaching contractual retirement age;

then the Units of Stock covered by an Award shall be released to him or her, his or her nominee or his or her personal representatives as soon as reasonably practicable after he or she dies or ceases to be an executive director, officer or employee of a Group Company.
(4)	A Participant shall not be treated for the purposes of sub-rules (2) and (3) of this Rule 5 as ceasing to be an executive director, an officer or an employee of a Group Company until such date as he or she is no longer an executive director, an officer or an employee of any Group Company.

(5)	No Units of Stock shall be released to a Participant unless:
(a)	the Group Remuneration Committee considers that the release of the Units of Stock would be lawful in the relevant jurisdiction; and

(b)	if the Court so requires, the Participant has entered into such agreement with the relevant Group Member either to remit to the Group Member or to the Trustee an amount sufficient in the opinion of the Group Member to satisfy any federal or other governmental tax withholding obligation on the part of such Group Member relating to an Award (including, without limitation, FICA tax) or entered into arrangements acceptable to that Group Member to secure that such a payment is made by authorising the sale of some or all of the Units of Stock on his or her behalf and the payment to the relevant person of the relevant amount out of the proceeds of sale or otherwise.
(6)	The release of any Units of Stock under the Plan pursuant to an Award shall be subject to the provisions of the Code of Conduct for Group Employees, or any replacement guidelines, in relation to transactions in securities by directors and relevant employees or any other regulation or enactment. Where the release of Units of Stock pursuant to an Award is prohibited at any time, such release shall instead take place as soon as reasonably practicable after it is no longer prohibited.

(7)	All Units of Stock allotted under the Plan shall rank pari passu in all respects with the Units of Stock of the same class for the time being in issue save as regards any rights attaching to such Units of Stock by reference to a record date prior to the date of the allotment.

(8)	If Units of Stock of the same class as those allotted under the Plan are listed in The Irish Stock Exchange Official List or The London Stock Exchange Official List (or any successor to these exchanges), the Bank shall apply to the Irish Stock Exchange or the London Stock Exchange (or any successor to these exchanges) for any Units of Stock so allotted to be admitted to the appropriate list.
6.	TAKE-OVER AND WINDING — UP

(1)	Subject to sub-rule (3) of this Rule 6, if:
(a)	any person obtains Control of the Bank as a result of making a general offer to acquire Units of Stock, or having obtained Control makes such an offer; or

(b)	an order is made for the compulsory winding up of the Bank;

then the Units of Stock subject to each outstanding Award shall be released to the Participant or his or her nominee (and the Group Remuneration Committee shall so instruct the Trustee) as soon as reasonably practicable after the first to occur of these events.
(2)	For the purposes of sub-rule (1) of this Rule 6, a person shall be deemed to have obtained Control of the Bank if he or she and others acting in concert with him or her have together obtained Control of it.

(3)	Upon the occurrence of an Internal Reorganisation, an Award shall not vest (unless the Group Remuneration Committee, in its discretion, determines otherwise) but shall instead be replaced by a new award over shares in the company which Controls the Bank or which carries on the business of the Bank (as the case may be) that have an equivalent market value as the Stock to which the Award relates immediately prior to the Internal Reorganisation (such market values to be determined by the Group Remuneration Committee) and the Rules shall continue to apply to the new award mutatis mutandis to take account of this alteration as the Group Remuneration Committee shall reasonably determine.
7.	VARIATION OF CAPITAL

(1)	In the event of any variation in the capital structure of the Bank, including a capitalisation issue, a rights issue, a sub-division or consolidation of Stock, or a reduction in capital, a demerger, a payment of a capital dividend, or other similar event, the Group Remuneration Committee may make such adjustments to the number of Units of Stock in respect of which any Award is subject as it considers appropriate.

(2)	As soon as reasonably practicable after making any adjustment under sub-rule (1) of this Rule 7, the Group Remuneration Committee shall give notice in writing to any Participant affected by it.
8.	ALTERATIONS

(1)	Subject to sub-rules (2), (4) and (5) of this Rule 8, the Group Remuneration Committee may at any time alter the Plan or the terms of any Award granted under it.

(2)	Subject to sub-rule (3) of this Rule 8, no alteration to the advantage of the persons to whom Awards have been or may be granted may be made under sub-rule (1) of this Rule 8, to Rule 2 (the eligibility of Participants), sub-rule (1) of Rule 3 (terms and conditions of Award), sub-rule (4) of Rule 3 (the Transfer Restrictions), Rule 4 (limits on the number of Units of Stock which may be issued under the Plan), Rules 5 and 6 (the release of Units of Stock, termination of Awards and effect of a change in Control), Rule 7 (adjustment of Awards on a variation of capital), or this Rule, without the prior approval by resolution of the members of the Bank in general meeting.

(3)	Sub-rule (2) of this Rule 8 shall not apply to any alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Company.

(4)	No alteration to the disadvantage of any Participant in respect of any Award granted to him or her shall be made under sub-rule (1) of this Rule 8 unless:
(a)	the Group Remuneration Committee shall have invited every relevant Participant to give an indication as to whether or not he or she approved the alteration, and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.
(5)	As soon as reasonably practicable after making any alteration under this Rule 8, the Group Remuneration Committee shall give notice in writing to any Participant affected by it.
9.	MISCELLANEOUS

(1)	The rights and obligations of any individual under the terms of his or her office or employment with any Group Company shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it.

(2)	If a Participant shall cease for any reason to be in the office or employment of a Group Company, he or she shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any sum or any benefit to compensate him or her for the loss of any right or benefit accrued or in prospect under the Plan.

(3)	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to this Plan, the decision of the Group Remuneration Committee ratified by the Court shall be final and binding upon all persons.

(4)	Any notice or other communication under or in connection with this Plan may be given by personal delivery or by post, in the case of a company to its registered office, and in the case of an individual to his or her last known address, or, where he or she is a director, officer or an employee of a Group Company, either to his or her last known address, or to the address of the place of business at which he or she performs the whole or substantially the whole of the duties of his or her office of employment or in an electronic communication to an address for the time being notified for that purpose to the person giving the notice.

(5)	Any and all grants of Awards and releases of Units of Stock under the Plan shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or other compensation of the Participant for the purpose of determining any benefits under any pension, profit-sharing, bonus, life insurance or other benefit plan of any Group Company or under any agreement with the Participant, unless such plan or agreement specifically provides otherwise.
(6)	All cost, charges and expenses (including any capital or stamp duties) incurred in introducing and administering the Plan shall be borne by the Group Companies as determined by the Group Remuneration Committee.

(7)	Any stamp duty chargeable in respect of the release of Units of Stock to a Participant pursuant to an Award shall be borne by the relevant Group Company in respect of Participants employed by it.
10.	GOVERNING LAW AND JURISDICTION

This Plan and all Awards granted under it shall be governed and construed in accordance with Irish law and the Courts of Ireland shall have exclusive jurisdiction to hear any dispute.
11.	TERMINATION OF THE PLAN

The Plan shall terminate on the tenth anniversary of the date on which it is approved by the stockholders of the Bank in general court or at any earlier time by the passing of a resolution by the Court. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.